UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 4, 2016

ALMOST FAMILY, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-09848	06-1153720
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)

9510 Ormsby Station Road, Suite 300, Louisville, KY 40223
(Address of principal executive offices) (Zip code)

 (502) 891-1000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

On January 4, 2016, Almost Family, Inc. (the “Company”) and its wholly-owned subsidiary, National Health Industries, Inc. (“NHI”), entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) by and among the Company, NHI, Long Term Solutions, Inc. (“Long Term Solutions”), and Anne Harrington, Noreen Guanci, Noreen Guanci 2009 Irrevocable Trust and Richard Guanci 2009 Irrevocable Trust (each a “Seller” and collectively, the “Sellers”), pursuant to which NHI will purchase from each Seller all of the Sellers’ right, title and interest in and to all of the issued and outstanding capital stock of Long Term Solutions.

The Stock Purchase Agreement provides for aggregate consideration of $37 million (the “Purchase Price”), less indebtedness and transaction expenses. The Purchase Price includes an adjustment based on an estimate of working capital as of the closing date compared to target amounts and could be further adjusted based on a customary post-closing reconciliation of such estimate to actual amounts.

Under the Stock Purchase Agreement, the Purchase Price consists of:  (i) 279,880 shares of the Company’s common stock, par value $0.10 per share (the “Common Stock”), issued to the Sellers, (ii) $6 million in the form of three-year NHI promissory notes guaranteed by the Company, bearing interest at the annual rate of 5%, with principal due and payable in a single balloon payment on the third anniversary of the closing date of the Agreement, and (iii) cash.

The Stock Purchase Agreement contains representations, warranties, covenants and indemnification provisions customary for a transaction of this nature.

Other than as set forth herein, there are no material relationships between either the Company or its affiliates and any of the parties to the Stock Purchase Agreement.

Item 2.03                      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On January 4, 2016, in connection with the acquisitions described in Item 1.01 above and Item 7.01 below, the Company received a $25 million draw under the Company’s $175 million senior secured revolving credit facility with JP Morgan Chase Bank, NA, as Administrative Agent, Bank of America, as Syndication Agent, and certain other lenders. The disclosure provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

A more detailed description of the credit facility can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, filed on February 27, 2015.

Item 3.02                      Unregistered Sale of Equity Securities.

In connection with the Stock Purchase Agreement described in Item 1.01 above, the Company issued 279,880 shares of the Common Stock to the Sellers in connection with the acquisition of Long Term Solutions.  The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 3.02.

The Company issued 279,880 shares of Common Stock in reliance on the exemption from registration provided under Section 4(a)(2) of the Securities Act for transactions not involving any public offering. Each of the Sellers who received shares of the Company’s Common Stock represented and warranted that they were “accredited investors” as defined in Rule 501(a) of Regulation D. The securities were not offered pursuant to a general solicitation, no underwriter participated in the offer and sale of these securities, and no commission or other remuneration was paid or given directly or indirectly in connection therewith.

Item 7.01                      Regulation FD Disclosure.

On January 4, 2016, the Company and its wholly-owned subsidiary, Patient Care of Hudson County, LLC, consummated the transactions contemplated in the Asset Purchase Agreement with Bayonne Visiting Nurse Association, Inc., a New Jersey nonprofit organization, and Bayonne Visiting Nurse Services Corp., a New Jersey nonprofit organization (collectively, “Bayonne”). Bayonne owned and operated a Medicare-certified home health agency business with a service area of Hudson County, New Jersey and the municipalities of Rutherford, Lyndhurst and North Arlington within Bergen County, New Jersey, and a Medicare-certified hospice program in the State of New Jersey, pursuant to a certificate of need (as to the home health agency) and licenses issued by the New Jersey Department of Health and Senior Services, and Medicare provider numbers and agreements issued by the U.S. Department of Health and Human Services and Medicaid provider numbers and agreements issued by the New Jersey Department of Human Services.

On January 5, 2016, the Company announced the acquisition of Long Term Solutions and Bayonne. The press release is attached hereto as Exhibit 99.1 and is hereby incorporated into this Item 7.01. In accordance with General Instruction B.2 of Form 8-K, the information contained in this Item 7.01 and the press release are being furnished under Item 7.01 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information and exhibit be incorporated by reference into any filing under the Securities Act, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01                      Financial Statements and Exhibits.

(d)           Exhibits

Exhibit                      Description

99.1	Press Release of Almost Family, Inc. dated January 5, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                            ALMOST FAMILY, INC.

Date:  January 5, 2016                                                                                  By: /s/ C. Steven Guenthner
              C. Steven Guenthner
President & Principal Financial Officer

EXHIBIT INDEX

Exhibit                      Description

99.1	Press Release of Almost Family, Inc. dated January 5, 2016.